Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN MODIFIES GUIDANCE AND
FURTHER REALIGNS OPERATIONS IN EUROPE AND MEXICO
•	Guidance for fiscal 2009 withdrawn

•	Cash position remains strong with January month-end cash increasing to $139 million from $116 million at November 30, 2008

•	International capacity and SG&A reductions of 5% of capacity and 104 positions for estimated annualized after-tax savings of $4.5 million to $5.5 million
AKRON, Ohio — March 2, 2009 — A. Schulman, Inc. (Nasdaq-GS: SHLM) today announced that it is withdrawing its previous fiscal 2009 financial guidance, issued on January 9, 2009. The previous guidance had been expressly premised upon a recovery in demand that has not materialized thus far through the Company’s fiscal second quarter, which ended February 28, 2009, and which does not seem imminent. The Company anticipates resuming annual guidance once the global economic situation becomes clearer.
A. Schulman’s cash position has continued to improve as the Company manages its balance sheet and conserves capital. Cash at January 31, 2009 was $139 million compared with $116 million at November 30, 2008, the end of the fiscal first quarter. Cash net of debt was $28.1 million at the end of January 2009, a $21.2 million improvement since the end of the first quarter.
The Company also announced that it will realign its international operations to reduce capacity and selling, general and administrative (SG&A) expenses. The Company has taken these proactive actions to address the current global economic conditions and improve the Company’s competitive position.
With respect to the realignment of its international operations, the Company will reduce its workforce by 64 positions and reduce capacity by 5%. This realignment will affect both European and Mexican facilities. In Europe, the Company will consolidate its larger volume runs to fewer facilities and will refocus its smaller production facilities to be more flexible and better serve local smaller volume orders, thereby adapting its manufacturing footprint to continue to meet the evolving needs of its customers. No facilities will be completely closed as a result of this action. Once the realignment is fully implemented by late in the fiscal third quarter ending May 31, 2009, or early in the fiscal fourth quarter, the Company expects an overall annual savings of approximately $2.5 million to $3.0 million after-tax.
Concurrently, the Company will reduce international SG&A through headcount reductions. In total, the Company plans to eliminate 40 positions to achieve savings of approximately $2.0 million to $2.5 million after-tax, which includes 19 positions related to the previously announced consolidation of back-office operations to the European Shared Service Center located in Belgium.

“These actions are intended to keep A. Schulman’s international operations strong and position the Company for competitive improvement as markets rebound. Additionally, we will continue to evaluate our cost structure and capacity utilization in light of the evolving marketplace. Today’s actions reflect our continuing commitment to our customers, employees and shareholders,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer.
Restructuring Impact on Financial Statements
The Company anticipates a total annual after-tax benefit of approximately $4.5 million to $5.5 million from the initiatives announced above, of which approximately one-fourth should be realized during the second half of the fiscal year ending August 31, 2009.
Over the next few quarters, the Company anticipates taking the following estimated after-tax charges related to the restructuring activities outlined above:
•	$3.5 million to $4.0 million in cash for termination benefits and other employee costs

•	$0.4 million to $0.5 million in cash for contract terminations and legal expenses

•	$1.0 million of non-cash accelerated depreciation expense
These items are expected to result in estimated total non-operating charges of $4.9 million to $5.5 million. Total estimated cash expenditures are expected to be between $5.4 million and $6.0 million, reflecting additional retirement benefits to be paid to employees that had already been recorded during the associates’ employment tenure. The Company will update these numbers in its quarterly earnings releases and conference calls. These numbers include approximately $1.0 million of employee termination benefits related to the implementation of the European Shared Service Center. In total, the Company plans to spend $2.0 million to $3.0 million after-tax to implement the European Shared Service Center, including the $1.0 million above as well as consulting and other non-employee related costs.
About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,200 people and has 16 manufacturing facilities in North America and Europe (including Asia). Revenues for the fiscal year ended August 31, 2008, were $1.98 billion. Additional information about A. Schulman can be found at www.aschulman.com.
Forward-Looking Statements
Certain statements in this release may constitute forward-looking statements within the meaning of the Federal securities laws. These statements can be identified by the fact that they do not relate strictly to historic or current facts. They use such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. These forward-looking statements are based on currently available information, but are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

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•	Worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets;

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Fluctuations in the value of currencies in major areas where the Company operates, including the U.S. dollar, euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan and Indonesian rupiah;

•	Fluctuations in the prices of sources of energy or plastic resins and other raw materials;

•	Changes in customer demand and requirements;

•	Escalation in the cost of providing employee health care;

•	The outcome of any legal claims known or unknown;

•	The performance of the North American auto market;

•	The global financial market turbulence; and

•	The global or regional economic slowdown or recession.
Additional risk factors that could affect the Company’s performance are set forth in the Company’s Annual Report on Form 10-K. In addition, risks and uncertainties not presently known to the Company or that it believes to be immaterial also may adversely affect the Company. Should any known or unknown risks or uncertainties develop into actual events, or underlying assumptions prove inaccurate, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.
This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. A. Schulman does not undertake an obligation to publicly update or revise any forward-looking statements to reflect new events, information or circumstances, or otherwise. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in A. Schulman’s periodic filings with the Securities and Exchange Commission.

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